Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RECORD SALES AND PROFITS FOR THE YEAR AND RESULTS FOR
QUARTER ENDED FEBRUARY 28, 2007
     Midlothian, Texas April 25, 2007 — Ennis, Inc. (the “Company), (NYSE: EBF), today reported financial results for the quarter and the year ended February 28, 2007.
Highlights
•	Revenues increased by $25.3 million over the last year, or 4.5%.

•	Earnings before income taxes increased 3.8% for the year, from approximately $64.0 million to approximately $66.4 million.

•	Diluted EPS increased by 2.5%, from $1.58 per share to $1.62 per share for the year.
Financial Overview
          For the year, net sales increased by approximately $25.3 million, or 4.5% from $559.4 million for the year ended February 28, 2006 to $584.7 million for the year ended February 28, 2007. Our Print sales for the period were $325.7 million, compared to $321.4 million for the same period last year, or an increase of 1.3%. Our Apparel sales for the period were $259.0 million, compared to $238.0 million for the same period last year, or an increase of 8.8%. The Company’s margins overall declined slightly from 25.4% for the year ended February 28, 2006 to 25.0% for the year ended February 28, 2007. Our Print margins increased slightly for the period from 24.8% to 25.2%. Our Apparel margins due to raw material cost increases and market penetration pricing strategies, decreased for the period from 26.1% to 24.7%. Our earnings before income taxes increased $2.4 million, or 3.8% from $64.0 million, or 11.4% of sales to $66.4 million, or 11.4% of sales for the years ended February 28, 2006 and 2007, respectively. However, due to a higher effective tax rate this year, our net earnings increased by only 2.7%, or $1.1 million from $40.5 million for the year ended February 28, 2006 to $41.6 million for the year ended February 28, 2007. The higher effective tax rate this year was caused by a higher foreign and state income tax burden over the previous year. Our diluted earnings increased from $1.58 per share to $1.62 per share for the year ended February 28, 2006 and 2007, respectively.

          For the fourth quarter, net sales increased by $5.6 million, or 4.3% from $130.5 for the three months ended February 28, 2006 to $136.1 million for the three months ended February 28, 2007. Our Print sales for the quarter were $80.7 million, compared to $78.9 million for the same quarter last year, or an increase of 2.3%. Notwithstanding the favorable effect of acquisitions on our sales, the loss of the large print segment customers discussed in previous press releases reduced our growth in sales. Our Apparel sales during the period were $55.4 million, compared to $51.6 million for the same quarter last year, or an increase of 7.4%. The Company’s margins for the quarter were 23.4% compared to 24.3% for the same quarter last year. Our Print margins were 25.0% for the quarter, compared to 22.4% for the same quarter last year. This favorable margin improvement in year over year quarterly comparisons was due to the loss of the Print Segment customers mentioned in last years’ press release. Our Apparel margins for the quarter were 21.1% compared to 27.3% for the same quarter last year. While in the prior period our Apparel margins were favorably impacted by product mix, material costs, manufacturing efficiencies and inventory reserves, all these factors unfavorably impacted our margins during the current period. While our earnings before income taxes for the quarter decreased by $0.5 million, or 3.8% from $13.2 million, or 10.1% of sales, to $12.7 million, or 9.3% of sales, due to a higher effective tax rate this quarter over the same quarter last year, our net earnings for the quarter decreased by $1.5 million, or 16.1% from $9.3 million for the three months ended February 28, 2006 to $7.8 million for the three months ended February 28, 2007. While as mentioned above our overall effective tax rate for the year was higher than last year due to increased provision for foreign and state income taxes, the previous years’ quarter was favorably impacted by a revised estimate in our manufacturer’s job and foreign tax credits which caused our effective tax rate for the quarter to be approximately 29.4% compared to 38.6% for the current period. Our diluted earnings for the three months ended February 28, 2007 were $.30 per share, compared to $.36 per share for the three months ended February 28, 2006. Without the impact of the higher effective tax rate this period, our diluted earnings per share for the quarter would have been $.35 per share.
          The Company generated approximately $18.3 million in EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter compared to $19.2 million for the comparable quarter last year, and $90.4 million for the year ended February 28, 2007 compared to $90.6 million for the comparable period last year.
Reconciliation of Non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Year ended
	February 28,		February 28,
	2007	2006	2007	2006

Earnings before income taxes	$12,723	$13,188	$66,365	$63,971
Interest expense	1,573	1,530	6,936	8,331
Depreciation/amortization	4,030	4,476	17,078	18,306

EBITDA (non-GAAP)	$18,326	$19,194	$90,379	$90,608

          Keith Walters, Chairman, President & CEO, commented by saying, “given the challenging environment in the Print and Apparel segments this year we are pleased with our fiscal year results. The Print segment continues to operate in a contracting and challenging industry. One of the Print segment’s facilities had revenue declines exceeding 50% from the previous year through the loss of two major customers. The loss of these customers, as discussed in previous releases, had an impact on our organic sales growth but improved our margins. During the year, we were able to successfully complete two acquisitions in the Print Segment which added $30.3 million to our sales and $.07 to our earnings per share. Our Print Segment’s material costs increased in bond and specialty papers significantly compared to increases over the last decade. The market only allowed us to pass some of these increases on to our customers in a timely manner. In addition, the sales decline reduced overhead absorption which negatively impacted our profits during the quarter. Our Apparel sector experienced material cost increases as well. Yarn cost increased 4% this fiscal year. Market factors would not allow us to pass these costs through to our customers, which significantly impacted our margins during the quarter. One of those factors was the high level of inventory held by some of our competitors. We will continue to explore opportunities to reduce the cost of our domestic apparel knitting and dyeing operations to further reduce this component of our manufacturing costs. Notwithstanding the challenges to our Company discussed above, we are proud of the fact that we produced record sales and profits for our shareholders this fiscal year.”
About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Printing Segment and Apparel Segment. There are three groups within the Printing Segment: the Forms Solutions Group, Promotional Solutions Group, and Financial Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Fiscal Year Ended
	February 28,		February 28,
Condensed Operating Results	2007	2006	2007	2006
Revenues	$136,139	$130,478	$584,713	$559,397
Cost of goods sold	104,231	98,738	438,776	417,307

Gross profit	31,908	31,740	145,937	142,090
Operating expenses	17,729	16,631	72,579	70,060

Operating income	14,179	15,109	73,358	72,030
Other expense	1,456	1,921	6,993	8,059
Income tax expense	4,917	3,883	24,764	23,434

Net earnings	$7,806	$9,305	$41,601	$40,537

Earnings per share
Basic	$0.31	$0.37	$1.63	$1.59

Diluted	$0.30	$0.36	$1.62	$1.58

	February 28,
Condensed Balance Sheet Information	2007	2006

Current assets:
Cash	$3,582	$13,860
Accounts receivables, net	47,285	41,686
Inventories, net	85,696	89,155
Other	14,953	13,754

	151,516	158,455

Property, plant & equipment	63,057	63,803
Other	263,655	272,143

	$478,228	$494,401

Current liabilities
Accounts payable	$25,597	$26,589
Accrued expenses	22,998	25,752
Current portion of long-term debt	652	11,620

	49,247	63,961

Long-term debt	88,971	102,916
Deferred credits	23,607	30,189

Total liabilities	161,825	197,066

Shareholders’ equity	316,403	297,335

	$478,228	$494,401

	February 28,
Condensed Cash Flow Information	2007	2006
Cash provided by operating activities	$49,517	$47,427
Cash used in investing activities	(19,825)	(9,942)
Cash used in financing activities	(39,978)	(34,895)
Effect of exchange rates on cash	8	576

Change in cash	(10,278)	3,166
Cash at beginning of period	13,860	10,694

Cash at end of period	$3,582	$13,860